Exhibit 21.1

SOUTHERN COPPER CORPORATION

Subsidiaries

(More than 50% ownership)

		Percentage of voting
		Securities owned or
Name of Company		other bases of control

PARENT:	Americas Mining Corporation (Delaware)

Registrant:	Southern Copper Corporation (Delaware)
	Compania Minera Los Tolmos S.A. (Peru)	97.31
	Southern Peru Limited (Delaware)	100.00
	Americas Sales Company, Inc. (Delaware)	100.00
	Minera Mexico, S.A. de C.V. (Mexico)	99.95
	Buenavista del Cobre, S.A de C.V. (Mexico)	99.99
	Cobrentas Arrendadora , S.A. de C.V. (Mexico)	98.14
	Indumirentas Arrendadora, S.A. de C.V. (Mexico)	98.12
	Industrial Minera Mexico, S.A. de C.V. (Mexico) (*)	99.99
	Mexcanrentas Arrendadora, S.A. de C.V. (Mexico)	100.00
	Mexicana de Cobre, S.A. de C.V. (Mexico)	98.14
	Mexicana del Arco, S.A. de C.V. (Mexico)	99.99
	Mexico Compania Inmobiliaria, S.A. de C.V. (Mexico)	99.99
	Mexico Generadora de Energía, S. de R.L. (Mexico)	100.00
	Minera Mexico Internacional, Inc. (Delaware)	100.00
	Minerales Metalicos del Norte, S.A.(Mexico) (*)	99.99
	Operadora de Minas e Instalaciones Mineras, S.A. de C.V.(Mexico)	99.99
	SDG Mexico Apoyo Administrativo, S.A. de C.V. (Mexico)	99.90
	Servicios de Apoyo Administrativo, S.A. de C.V. (Mexico)	99.90

Not included in this listing are subsidiaries, which would not constitute a significant subsidiary.

(*) Effective February 1, 2012, Minerales Metalicos del Norte S.A was merged with Industrial Minera Mexico S.A. de C.V. (IMMSA). IMMSA absorbed Minerales Metalicos del Norte S.A.